Exhibit 99.2

FORM 51-102F3

MATERIAL CHANGE REPORT

Item 1.	Name and Address of Company
Kodiak Energy, Inc. (the “Company”) Suite 460, 734 7th Ave SW Calgary, Alberta T2P 3P8

Item 2.	Date of Material Change May 20, 2008

Item 3.	News Release A press release was disseminated on May 20, 2008.

Item 4.
Summary of Material Change

On May 15, 2008, the Company obtained an engineering report prepared by Chapman Petroleum Engineering Ltd. (“Chapman”) entitled “Evaluation of Prospective Resources, Lucy Area, British Columbia, prepared for Kodiak Energy, Inc. (Operating in BC as Kodiak Bear Energy Inc.), May 1, 2008 (April 30, 2008)” (the “Chapman Report”).  The oil and gas disclosure contained in the Chapman Report was not included in Corporation’s 51-101F1 that was filed on the System for Electronic Document Analysis and Retrieval (SEDAR) for its year ended December 31, 2007.

If the Company had obtained the Chapman Report before the effective date of the Form 51-101F1 for the December 31, 2007 year-end then the information contained in such form would have changed.  Such form would not have changed with respect to the Petroleum and Natural Gas Reserves therein, but the properties evaluated in the Chapman Report would have added a significant “prospective resource” for the Corporation.

Item 5.	Full Description of Material Change

On May 15, 2008, the Company obtained an engineering report prepared by Chapman Petroleum Engineering Ltd. (“Chapman”) entitled “Evaluation of Prospective Resources, Lucy Area, British Columbia, prepared for Kodiak Energy, Inc. (Operating in BC as Kodiak Bear Energy Inc.), May 1, 2008 (April 30, 2008)” (the “Chapman Report”).  The oil and gas disclosure contained in the Chapman Report was not included in Corporation’s 51-101F1 that was filed on the System for Electronic Document Analysis and Retrieval (SEDAR) for its year ended December 31, 2007.

If the Company had obtained the Chapman Report before the effective date of the Form 51-101F1 for the December 31, 2007 year-end then the information contained in such form would have changed.  Such form would not have changed with respect to the Petroleum and Natural Gas Reserves therein, but the properties evaluated in the Chapman Report would have added a significant “prospective resource” for the Corporation.

The following is an excerpt from the Chapman Report which presents an overview and analysis of the Company’s Lucy project which includes 1,974 acres of leased mineral rights within the Horn River Basin regional shale gas play in northeastern British Columbia, Canada.

“Work Program
During 2008, the Company is planning to perforate, fracture and test the Evie Shale in well a-79-A to determine the deliverability of this zone from a vertical well bore.  In 2009, the company intends to drill a horizontal leg into the Evie shale from well d-90-A and perform a multi-stage completion.  This would enable a comparison between the productive capabilities of horizontal vs vertical completions.

Resource Potential
We have prepared an assessment of the prospective resources of this work program for the Evie gas shale. For the low case, we considered only the free gas in the zone and estimated this to be approximately 16 Bcf/section of original gas in place. For the high case, we used published resource estimates provided by an operator in the Horn River Basin, adjusted to the shale thickness in this part of the basin which resulted in 48 Bcf/section of original gas in place. For our best estimate, we took the average of high and low estimates which was 32 Bcf/section of original gas in place. From published reservoir parameters provided by the B.C. Oil and Gas Commission, we estimated recovery factor to be 55% and surface loss to be 10%.

Based on this data, we have established an estimate of total marketable prospective resources for this project to be 3,011 MMscf for the low estimate, 10,322 MMscf for the best estimate and 17,635 MMscf for the high estimate, based on the drainage area for the horizontal completion to be twice of the vertical completion.

A summary of the gross prospective resources is presented in Table 2.

Productivity Estimates
Initial production rates for the vertical completion were estimated to be 0.5 MMscf/d (low estimate), 0.75 MMscf/d (best estimate), and 1.0 MMscf/d (high estimate).  Initial production rates for the horizontal completion were estimated to be 1.0MMscf/day (low estimate), 2.0 MMscf/d (best estimate), and 3.0 MMscf/d ( high estimate).  These estimated initial production rates are based on reported rates from operators in the Horn River Basin.”

Further information relating to Kodiak may be found on www.sedar.com and www.sec.gov as well as on Kodiak’s website at www.kodiakpetroleum.com.  The Chapman Report is also available on Kodiak’s website.

Item 6.	Reliance on Section 7.1(2) or (3) of National Instrument 51-102

Not Applicable.

Item 7.	Omitted Information

Not Applicable.

Item 8.	Executive Officer

For further information, please contact William S. (Bill) Tighe, CEO & President or William E. (Bill) Brimacombe, CFO at (403) 262-8044 or by fax at (403) 513-2670.

Item 9.	Date of Report

Dated at Calgary, Alberta, this 21st day of May, 2008